Exhibit 99.1

Portola Pharmaceuticals Announces Retirement of CEO Bill Lis in 2018

South San Francisco, Calif. (June 4, 2018) – Portola Pharmaceuticals, Inc.® (Nasdaq: PTLA) today announced that William Lis has informed the Board of Directors of his plans to retire as Chief Executive Officer and member of the board. Mr. Lis will continue to serve as CEO and member of the board through August 1, 2018 to ensure a smooth transition, after which time he will remain in an advisory role. Mr. Lis joined Portola in 2008.

The board has initiated an active search to evaluate candidates to serve as the Company’s next CEO and will be engaging a leading executive search firm to assist in the process.

In the interim, the board has appointed John T. Curnutte, M.D., Ph.D., and Mardi C. Dier as interim Co-Presidents in addition to their current positions as the Company’s Executive Vice President, Research and Development and Chief Financial Officer, respectively.

Hollings C. Renton, Chairman of the Board, said: “We would like to express our sincere appreciation for Bill’s achievements as CEO. Under his leadership, Portola completed its initial public offering, advanced multiple innovative compounds through clinical development and received U.S. FDA approval for two life-saving medicines. We wish him well in future endeavors. Portola is at an important inflection point in its history as the Company turns its focus to the successful launches of Andexxa and Bevyxxa, and a potential third medicine progressing to late stage development. We are committed to bringing on board a new CEO with strong global commercial experience and the demonstrated expertise to build on our excellent foundation and lead Portola through its next exciting chapter.

“In the meantime, we are very pleased to have such experienced executives as John and Mardi take on new responsibilities within the Company. John brings decades of biotech experience to his new position, while Mardi has skillfully led our finance organization and been an integral part of our executive team since 2006. We look forward to their expanded leadership roles during this transition period,” Mr. Renton added.

Mr. Lis said: “I am incredibly proud of what we have accomplished at Portola, and I know the best is yet to come. Our launches of Andexxa and Bevyxxa are ongoing with strong data and labels, and we recently presented encouraging new interim data for our SYK/JAK inhibitor, cerdulatinib. I look forward to working closely with the board, John and Mardi during the transition, and I want to thank our entire team for their hard work and dedication, which has brought Portola to where it is today – with significant potential to meaningfully improve the lives of patients.”

Dr. Curnutte said: “Portola continues to make significant progress on all fronts, and we are very excited about the opportunities that lie ahead. Mardi and I, and our entire talented team are committed to furthering the Company’s strong trajectory as the search for a new CEO progresses.”

Ms. Dier added: “We appreciate Bill’s leadership over the past eight years and look forward to building on our current momentum. In addition to supporting our two product launches, we will be focused on scaling up our business and infrastructure to realize the considerable potential of Portola’s present and future life-changing medicines and to achieving long-term growth.”

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a commercial-stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics that could significantly advance the fields of thrombosis and other hematologic diseases. The Company’s two FDA-approved medicines are Bevyxxa® (betrixaban), the first and only oral, once-daily Factor Xa inhibitor, and Andexxa® [coagulation factor Xa (recombinant), inactivated-zhzo], the first and only antidote for the Factor Xa inhibitors rivaroxaban and apixaban. The company also is advancing cerdulatinib, a SYK/JAK inhibitor for the treatment of hematologic cancers.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the potential public health impact of Andexxa and Bevyxxa, the timing of the anticipated Early Supply Program launch of Andexxa, and next steps for the development of cerdulatinib, including the potential for an accelerated approval pathway in the U.S. for certain tumor subtypes. Risks that contribute to the uncertain nature of the forward-looking statements include: the risk that physicians, patients and payers may not see the benefits of utilizing Andexxa or Bevyxxa for the indications which they are approved; our ability to continue to manufacture our products and to expand approved manufacturing facilities; the possibility of unfavorable results from additional clinical trials involving Andexxa; the risk that the EMA may not approve Andexxa in the currently anticipated timelines or at all, and that any marketing approvals or reimbursement limitations may have significant limitations on its use; the risk that Portola may not obtain additional regulatory approvals necessary to expand approved indications for Andexxa; our expectation that we will incur losses for the foreseeable future and will need additional funds to finance our operations; the accuracy of our estimates regarding expenses and capital requirements; our ability to successfully build a hospital-based sales force and commercial infrastructure; our ability to obtain and maintain intellectual property protection for our product candidates; and our ability to retain key scientific or management personnel. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our most recent quarterly report on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Media and Investor Contact:

Cara Miller

Portola Pharmaceuticals

Tel: 650-246-7024

Email: ir@portola.com